Exhibit 4.2

THIRD CONSENT AND WAIVER AGREEMENT

This Third Consent and Waiver Agreement (this “Agreement”) is made and entered into as of April ___, 2012, by and among Southern USA Resources Inc. (formerly known as Atlantic Green Power Holding Company), a Delaware corporation (the “Company”), and the parties identified on the signature page hereto.  Capitalized terms used but not defined herein will have the meanings assigned to them in the Subscription Agreements (as defined below).

WHEREAS, the Company, Alpha Capital Anstalt (“Alpha”) and Adventure Ventures LLC (“Adventure”) entered into a Subscription Agreement dated as of October 12, 2010 (the “Convertible Note Subscription Agreement”), pursuant to which  the Company issued to Alpha and Adventure convertible promissory notes (the “Notes”) and warrants (the “Warrants”); and

WHEREAS, on February 4, 2011, the Company sold to Whalehaven Capital Fund Limited (“Whalehaven”), a promissory note and 300,000 shares of the Company’s common stock, par value $0.000001 per share, for an aggregate purchase price of $250,000, pursuant to a Subscription Agreement (the “Note Subscription Agreement”), and which the terms of the promissory note were amended pursuant to a Note and Warrant Amendment Agreement (“Amendment Agreement”) on March 5, 2012, the terms of which contain a conversion price of $0.04 and which note is not subject to a reset upon a subsequent reverse stock split; and

WHEREAS, on February 27, 2012, the Company sold to Alpha, Adventure, Whalehaven, DPIT 5 LLC (“DPIT”) and OJA LLC (“OJA”) (collectively, “Subscribers”) promissory notes (the “Promissory Notes”) pursuant to a Subscription Agreement (“Promissory Note Subscription Agreement”), for an aggregate purchase price of $60,000; and

WHEREAS, the Company intends to sell a minimum of $1,600,000 purchase price and up to a maximum of $2,000,000 purchase price (inclusive of the $60,000 purchase price paid on February 27, 2012 pursuant to the Promissory Note Subscription Agreement) in senior secured convertible notes (“Proposed Offering”) at an original issue discount of twenty percent (20%) to be secured by the assets of the Company; and

WHEREAS, in connection with the Proposed Offering, under the Convertible Note Subscription Agreements, Alpha and Adventure possess a right of first refusal with respect to such sale pursuant to Section 12(a) of the Convertible Note Subscription Agreement; and

WHEREAS, in connection with the Proposed Offering, the Company is prohibited from granting a security interest in the assets of the Company and its Subsidiaries, prohibited from issuing or incurring any debt not in the ordinary course of business and prohibited from issuing variable equity linked instruments [pursuant to Sections 9(o), 9(p) and 9(r) of the Convertible Note Subscription Agreements, Sections 9(o), 9(p) and 9(r) of the Note Subscription Agreements, and Sections 8(p) and 8(q) of the Promissory Note Subscription Agreements (each of the foregoing Convertible Note Subscription Agreement, Note Subscription Agreement and Promissory Note Subscription Agreement, a “Subscription Agreement” and collectively, “Subscription Agreements”)] unless consent has been obtained; and

WHEREAS, in connection with the Proposed Offering, the Company intends to:

A.           Prior to the closing of the Proposed Offering:

(i)           Effectuate a 1 for 1,000 reverse stock split of the Company’s outstanding shares of Common Stock and amend the Company’s Certificate of Incorporation;

(ii)         Change the name of the Company to Southern USA Resources Inc.;

(iii)        Effectuate the resignation of the Company’s current officers and Board of Directors; and

(iv)        Appoint new officers and a new Board of Directors.

B.           Promptly after the closing of the Proposed Offering:

(i)           Complete the acquisition of the Land Purchase (as defined in the Company’s Information Statement dated March 23, 2012 (the “Information Statement”), which was delivered to the Company’s stockholders of record as of March 14, 2012) and thereafter effectuate the Distribution (as defined in the Information Statement).

C.           Contemporaneously with the closing of the Proposed Offering:

(i)           Enter into the Mining Equipment Agreement pursuant to which Charles Merchant Sr. will receive 29,000,000 shares of Common Stock representing approximately 57.5% of the Company’s outstanding shares in exchange for the assets described on Schedule A to the Mining Equipment Agreement.

WHEREAS, in connection with the Proposed Offering, Alpha and Adventure intend not to exercise their right of first refusal under Section 12(a) of the Convertible Note Subscription Agreement.  The Subscribers intend to (i) release the Company from the restrictions of Sections 9(o), 9(p) and 9(r) of the Convertible Note Subscription Agreements, Sections 9(o), 9(p) and 9(r) of the Note Subscription Agreement and Sections 8(p) and 8(q) of the Promissory Note Subscription Agreement, (ii) consent to the Proposed Offering and the issuance of Notes and Warrants, (iii) consent to the Company effecting Items A – C above, and (iv) allow to the Company to grant a security interest to the subscribers to the Proposed Offering; and

NOW, THEREFORE, the parties hereby agree as follows:

1.           Acknowledgement, Waiver and Consent.

(a)           Each of Alpha and Adventure hereby acknowledge receipt of notice of the Proposed Offering in satisfaction of Sections 12(a) of the Convertible Note Subscription Agreement and, in connection with the Proposed Sale, have elected not to exercise their right of first refusal.

(b)           The undersigned Subscribers (i) agree to allow the Company to grant a security interest to the subscribers to the Proposed Offering, and (ii) release the Company from the restrictions of Sections 9(o), 9(p) and 9(r) of the Convertible Note Subscription Agreements, Sections 9(o), 9(p) and 9(r) of the Note Subscription Agreements and Sections 8(p) and 8(q) of the Promissory Note Subscription Agreements.

(c)           Each of the Subscribers hereby consent to the Company timely effectuating and completing the aforementioned Items A through C.

(d)           Each of Alpha and Adventure waive the refill provision contained in Section 3.3 of the Warrants issued on October 12, 2010.

2.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

3.           Governing Law.  This Agreement will be governed by and interpreted in accordance with the laws of the state of New York without giving effect to the rules governing the conflicts of law.

4.           Amendments.  This Agreement and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.           Severability.   The invalidity or unenforceability of any provision hereof will in no way affect the validity or enforceability of any other provision.

6.           Full Force and Effect.  Except as expressly set forth herein, this Agreement shall not be deemed to be a waiver, amendment or modification by any party of any provisions of the Transaction Documents or of any right, power or remedy of Alpha, Adventure, Whalehaven, DPIT or OJA, or constitute a waiver of any provision of the Transaction Documents.

[Signature Page To Follow]

IN WITNESS WHEREOF, the Company and each of Alpha, Adventure, Whalehaven, DPIT and OJA have caused this Agreement to be executed as of the date first written above.

SOUTHERN USA RESOURCES INC. the “Company”

By:	/s/
Name: Robert Demos, Jr.
Title: President and CEO

ALPHA CAPITAL ANSTALT		ADVENTURE VENTURES LLC

By:	/s/	By:	/s/
	Name		Name
	Title		Title

WHALEHAVEN CAPITAL FUND LIMITED		DPIT 5 LLC

By:	/s/	By:	/s/
	Name		Name
	Title		Title

OJA LLC

By:	/s/
Name
Title